ASSET PURCHASE AGREEMENT

                          dated as of May 8, 2000

                               by and among

                       FIRST UNION SECURITIES, INC.,

                        FIRST ALBANY COMPANIES INC.

                                    and

                         FIRST ALBANY CORPORATION

                     with respect to the business of

             FIRST ALBANY CORPORATION'S RETAIL BRANCH NETWORK
                   AND CORRESPONDENT CLEARING BUSINESS


                             TABLE OF CONTENTS
                             -----------------

          This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                              Page
                                                               No.
ARTICLE I  SALE OF ASSETS AND CLOSING                          1

     1.01  Assets                                              1
     1.02  Liabilities                                         4
     1.03  Purchase Price; Allocation                          6
     1.04  Initial Payment; Final Payment                      6
     1.05  Purchase Price Adjustment                           8
     1.06  Closing                                             8
     1.07  Prorations                                          8
     1.08  Further Assurances; Post-Closing Cooperation        8
     1.09  Asset Transfers Requiring Consent                  10
     1.10  Conversion                                         10
     1.11  Transfer Annex                                     11

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLERS         11

     2.01  Corporate Existence of Sellers                     11
     2.02  Authority                                          11
     2.03  No Conflicts                                       11
     2.04  Governmental Approvals and Filings                 12
     2.05  Financial  Statements, Undisclosed Liabilities
           and  Absence of Certain Changes                    12
     2.06  Legal Proceedings                                  13
     2.07  Compliance With Laws and Orders                    13
     2.08  Benefit Plans; ERISA                               15
     2.09  Real Property                                      15
     2.10  Tangible Personal Property                         15
     2.11  Contracts                                          15
     2.12  Brokers                                            17
     2.13  Assets                                             17
     2.14  Labor Matters                                      17
     2.15  Taxes                                              17
     2.16  Accounting Controls                                18
     2.17  No Knowledge                                       18
     2.18  Customer-Related Assets                            18
     2.19  Trading Commissions                                18
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ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER      18

     3.01  Corporate Existence                                18
     3.02  Authority                                          19
     3.03  No Conflicts                                       19
     3.04  Governmental Approvals and Filings                 19
     3.05  Legal Proceedings                                  19
     3.06  Brokers                                            20
     3.07  Financing                                          20

ARTICLE IV  COVENANTS OF SELLERS                              20

     4.01  Regulatory and Other Approvals                     20
     4.02  HSR Filings                                        21
     4.03  Access by Purchaser                                21
     4.04  No Solicitations                                   21
     4.05  Conduct of Business                                21
     4.06  Delivery of Assets                                 23
     4.07  Noncompetition                                     23
     4.08  Fulfillment of Conditions                          24
     4.09  Current Information                                24
     4.10  Annual Bonuses                                     24
     4.11  Telecommunications Equipment                       25

ARTICLE V  COVENANTS OF PURCHASER                             25

     5.01  Regulatory and Other Approvals                     25
     5.02  HSR Filings                                        26
     5.03  Fulfillment of Conditions                          26
     5.04  Additional Commitment                              26

ARTICLE VI  CONDITIONS TO OBLIGATIONS OF PURCHASER            27

     6.01  Representations and Warranties                     27
     6.02  Performance                                        27
     6.03  Officers' Certificates                             27
     6.04  Orders and Laws                                    27
     6.05  Regulatory Consents and Approvals                  27
     6.06  Third Party Consents                               28
     6.07  Deliveries                                         28

ARTICLE VII  CONDITIONS TO OBLIGATIONS OF SELLERS             28

     7.01  Representations and Warranties                     28
     7.02  Performance                                        28
     7.03  Officers' Certificates                             28
     7.04  Orders and Laws                                    28
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     7.05  Regulatory Consents and Approvals                  28
     7.06  Deliveries                                         29

ARTICLE VIIIA  EMPLOYEE BENEFITS MATTERS                      29

     8.01A Offer of Employment; Employment Agreements         29
     8.02A Welfare Plans -- Claims Incurred;
           Pre-Existing Conditions                           29
     8.03A Vacation                                           29
     8.04A Service Credit                                     29
     8.05A (a)  Retention Pool                                29

ARTICLE VIIIB  REAL PROPERTY                                  29

     8.01B Assignment of Transferred Branch Offices           29
     8.02B Subleases                                          29
     8.03B Reimbursement for Reimbursed Expenses              29

ARTICLE IX  SURVIVAL; NO OTHER REPRESENTATIONS                29

     9.01  Survival of Representations,  Warranties,
           Covenants and  Agreements                          29
     9.02  No Other Representations                           29

ARTICLE X  INDEMNIFICATION                                    29

     10.01 Indemnification                                    29
     10.02 Method of Asserting Claims                         29
     10.03 Exclusivity                                        29

ARTICLE XI  TERMINATION                                       29

     11.01 Termination                                        29
     11.02 Effect of Termination                              29

ARTICLE XII  DEFINITIONS                                      29

     12.01 Definitions                                        29

ARTICLE XIII  MISCELLANEOUS                                   29

     13.01 Notices.                                           29
     13.02 Entire Agreement                                   29
     13.03 Expenses                                           29
     13.04 Sales and Transfer Taxes                           29
     13.05 Public Announcements                               29
     13.06 Confidentiality                                    29
     13.07 Waiver; Amendment                                  29
     13.08 No Third Party Beneficiary                         29

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     13.09 No Assignment; Binding Effect                      29
     13.10 Headings                                           29
     13.11 Invalid Provisions                                 29
     13.12 Governing Law                                      29
     13.13 Counterparts                                       29


                                 EXHIBITS
               Exhibit B      Officer's Certificate of Sellers
               Exhibit C      Secretary's Certificate of Sellers
               Exhibit D      Officer's Certificate of Purchaser
               Exhibit E      Secretary's Certificate of Purchaser
               Exhibit F      Gross Production Schedule

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          This ASSET PURCHASE AGREEMENT dated as of May 8, 2000 is made and entered into by and between First Union Securities, Inc., a Delaware corporation ("Purchaser"), First Albany Companies Inc., a New York corporation ("FACT"), and First Albany Corporation, a New York corporation and a wholly-owned subsidiary of FACT ("First Albany" and, together with FACT, "Sellers"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 12.01.

          WHEREAS, through the Branch Network operating group of its Private Client Group, First Albany is engaged in the retail brokerage business of providing investment products to individuals and corporate customers through a network of financial consultants compensated on a commission basis (the "Branch Network"); and

          WHEREAS, First Albany also is engaged in the fully-disclosed correspondent clearing business of processing, for a fee, the transactions of other brokerage firms (the "FDC Business" and, together with the Branch Network, the "Business"); and

          WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Sellers, certain of the assets of Sellers relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Sellers relating to the Business, all on the terms set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

                         SALE OF ASSETS AND CLOSING


          1.01 Assets. (a) Assets Transferred. On the terms and subject to the conditions set forth in this Agreement, Sellers will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, at the Closing, free and clear of all Liens other than Permitted Liens, all of Sellers' right, title and interest in, to and under the following
Assets and Properties of Sellers used in connection with the Business, except as otherwise provided in Section 1.01(b), as the same shall exist on the Closing Date (collectively, the "Assets");

          (i) Real Property Leases. The leases and subleases of real property for each of the Transferred Branch Offices, together with any leasehold improvements thereon, and all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the "Real Property Leases");

          (ii)   intentionally omitted;

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          (iii)  Tangible Personal Property.  All furniture, fixtures, equipment (including data processing equipment), machinery and other tangible personal property (collectively, "Tangible Personal Property") owned by Sellers and located at the Branch Offices;

          (iv)   Personal Property Leases.  The leases or subleases of
     Tangible Personal Property located at the Branch Offices as to which either Seller is the lessee or sublessee (the "Personal Property Leases");

          (v) Business Contracts. All Contracts (other than the Real Property Leases, Subleases and the Personal Property Leases) to which either Seller is a party and which are utilized primarily in the conduct of the Business, including Contracts relating to customer accounts, Transferred Employees, purchase orders, marketing arrangements and including all Customer Contracts, all confidentiality agreements entered into with other bidders in connection with the sale of the Business, and all Contracts which are listed in Section 2.11(a) of the Disclosure Schedule (the "Business Contracts");

          (vi) Security Deposits. All security deposits deposited by or on behalf of either Seller as lessee or sublessee under the Real Property Leases (the "Tenant Security Deposits");

          (vii) Books and Records. All of the Books and Records used in the conduct of the Business relating to any Customer accounts which are contained in the database of Beta Systems Inc., all statements of Customers, all employee files for Transferred Employees, all other Books and Records historically located at the Branch Offices and such other Book and Records as shall be reasonably sufficient to permit the administration of the Assets and Assumed Liabilities after the Closing (the "Business Books and Records");

          (viii) Promissory Notes. The promissory notes evidencing loans made by either Seller to certain financial consultants of the Business, descriptions of which are listed in Section 1.01(a)(viii) of the Disclosure Schedule;

          (ix) Customer-Related Assets. All Customer-Related Assets (the transfer of the Customer-Related Assets shall be effectuated in accordance with the Transfer Annex);

          (x) Margin and Other Debit Balances. All margin and other Customer debit balances of the Sellers related to the Business to the extent reflected on the Final Balance Sheet;

          (xi) Bank Account Assets. All cash of Customers held in Customer segregated bank accounts (which are being transferred to Purchaser pursuant to the Transfer Annex);

          (xii) Rights. All rights, claims, credits, causes of action, rights of recovery and rights of set-off of any kind relating to the Assets, including any unliquidated rights under manufacturers' and vendors' warranties;

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

          (xiii) Deferred Plan Assets. Cash and/or assets held by Sellers with the intention of satisfying liabilities under the Financial Consultants Deferred Compensation Plan ("Plan Assets") that are equal in value to vested account balances of all participants in such plan and the unvested account balances of the Transferred Employees that are participants ("Account Balances") in the Financial Consultant Deferred Compensation Plan on the Closing Date; provided, that, if the Account Balances reflected on the Closing Balance Sheet were incorrectly calculated and the correct Account Balances are less than the Account Balances reflected on the Closing Balance Sheet, Purchaser will return the difference in cash and if the correct Account Balances are greater than the Account Balances reflected on the Closing Balance Sheet, Seller will to the extent the liabilities in connection therewith are not retained liabilities return the difference in cash.

          (xiv) Certain Telecommunications Equipment. All right, title and interest of the Sellers in the following located (A) in the Transferred Branch Offices: (i) telephone instruments, (ii) North American Numbering Plan numbers, (iii) electronic ingress and egress to the phone system, including to trunks supplied by local exchange and inter-exchange providers and (iv) inside wiring, switches, channel services units, relays, instruments and related common equipment and (B) in the Subleased Branch Offices: telephone instruments ((A) and (B), collectively the "Telecommunications Equipment"); and

          (xv)   Certain Software.  The software listed on Section 1.01(a)
     (xv) of the Disclosure Schedule (the "Software");

     provided that the Assets will include the rights of Purchaser under the sublease for each of the Subleased Branch Offices (collectively the "Subleases") but will not include the Excluded Assets.

            To the extent that any Business Contract or Personal Property Lease is utilized by or are for the benefit of any of Sellers' businesses other than the Business, Purchaser and the Sellers shall use commercially reasonable efforts to allocate in writing the rights and obligations under such Contract or Personal Property Lease in a fair and equitable manner that is reasonably satisfactory to the parties prior to the Closing Date.

          (b) Excluded Assets. The Assets shall not include any assets other than assets specifically contemplated in Section 1.01(a), and without limiting the foregoing, shall expressly exclude the following (collectively, the "Excluded Assets"):

          (i)    Cash.  Cash other than the cash of Customers described in
     Section 1.01(a)(x);

          (ii)   Insurance.  Except for any policies included in Section 1.01(a)
     (xiii), life insurance policies of officers and other employees of Sellers and all other insurance policies relating to the operation of the Business;

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          (iii)  Employee Benefit Plans.  All assets owned or held by the
     Benefit Plans, other than the assets described in Section 1.01(a)(xiii);

          (iv) Tax Refunds. All refunds or credits, if any, of any Taxes that are not Assumed Liabilities, other than refunds or credits imposed on or with respect to the Assets for any taxable year or other period beginning and ending after the Closing Date;

          (v) Phone System. The phone system, switches, relays, trunks and related equipment used in the Branch Offices of the Business other than the Telecommunications Equipment described in Section 1.01(a)(xiv);

          (vi) Corporate and Other Records. The minute books, stock transfer books, corporate seal, supplemental data files and optical images of Sellers and all of the Books and Records of the Business other than the Books and Records described in Sections 1.01(a)(i), (iv), (v), (vii),
     (viii), (xii), and (xv);

          (vii) Tradename and Logo. All of Sellers' right, title and interest in, to and under the name "First Albany" and the First Albany logo or any derivative thereof;

          (viii) Retained Customer Accounts. All accounts (individual or trustee) of non-Offered Employees and members of their immediate families (including spouse, parents, brothers, sisters and children) and any Customer whose financial consultant is a non-Offered Employee (collectively, "Retained Customer Accounts"); and

          (ix)   Sellers' rights under this Agreement.

          1.02 Liabilities. (a) Assumed Liabilities. In connection with the sale, transfer, conveyance, assignment and delivery of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the following obligations (the "Assumed Liabilities"), and no others:

          (i) Free credit and other balances. All free credit and other Customer balances of the Sellers related to the Business (other than with respect to Retained Customers Accounts) to the extent such free credit and other balances are reflected on the Final Balance Sheet;

          (ii) Real Property Lease Obligations. All obligations of Sellers under the Real Property Leases to the extent not related to any Pre-Closing Matter;

          (iii) Sublease Obligations. All obligations of Purchaser under the Subleases;

          (iv) Personal Property Lease Obligations. All obligations of Sellers under the Personal Property Leases to the extent not related to any Pre-Closing Matter;

          (v) Obligations under Contracts. All obligations of Sellers under the Business Contracts to the extent not related to any Pre Closing Matter;

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          (vi)   Taxes.  All liabilities for any Taxes imposed on or with
     respect to the Assets, other than Taxes for any taxable year or other taxable period ending prior to the Closing Date and other than any Taxes for any Pre-Closing Matter;

          (vii) Financial Consultants Deferred Compensation Plan. All obligations and liabilities of Sellers under First Albany's Financial Consultants Deferred Compensation Plan and any award agreements thereunder (including any length of service awards), other than liabilities retained pursuant to Section 1.02(b)(vi);

          (viii) Employee Obligations. All obligations that Purchaser has agreed to assume pursuant to any provision of Article VIIIA; and

          (ix) Deferred Bonus. All obligations and liabilities under the First Albany Deferred Bonus Program relating to Transferred Employees (the "Deferred Bonus").

          (b) Retained Liabilities. Notwithstanding anything to the contrary contained herein, Purchaser shall not assume any of the following Liabilities (collectively, the "Retained Liabilities"):

          (i) Pre-Closing Matters. Except as otherwise contemplated under the Transfer Annex and other than the Assumed Liabilities, any liability, duty or obligation of the Sellers related to any PreClosing Matter, including (A) any liability to customers or third parties with respect to services performed, engagements completed, and trading activities conducted by the Sellers prior to the Closing Date (or the failure to do any of the foregoing) and (B) any liability related to any pending, threatened or unasserted Action or Proceeding, as well as any claim or liability arising from or attributable to the Business prior to the Closing Date;

          (ii) Taxes. Any liability, obligation or duty for Taxes (A)imposed on any Seller for any Tax period and (B) imposed on the Assets for any Tax period (or portion thereof) ending prior to the Closing Date and any income taxes imposed on Seller as a result of the transactions contemplated by this Agreement;

          (iii) Employees. Other than the Assumed Liabilities, any liability, obligation or duty arising out of the employment relationship between the Sellers and any of their respective Employees or former Employees existing at any time, whether before or after the Closing, including all liabilities relating to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, sponsored or maintained by the Sellers or to which the Sellers have made contributions (to the extent not included in Section 1.02(a)(v) or (viii));

          (iv) Excluded Assets. Any liability, obligation or duty related to any Excluded Asset, including any of the Sellers' obligations under this Agreement or incurred in connection with the negotiation or performance of it;

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          (v)    Defective Account Condition.  Any "out of balance", "out of proof" or similar condition (in each case as adjusted for reconciliation) with respect to any account maintained by the Sellers on behalf of any Customer; and

          (vi) Certain Deferred Plan Liabilities. Any liabilities under the Financial Consultants Deferred Compensation Plan in excess of the value of the Account Balances which liabilities result from the Sellers' failure to operate such plan in substantial compliance with its terms and all applicable laws prior to the Closing Date; provided, however, that any liabilities resulting from the amendments described in Section 8.06A shall not be retained hereunder; and

          (vii) Non-Assumed Liabilities. Any liability, obligation or duty that is not an Assumed Liability.

(It is understood that each of Section 1.02(b)(i)-(vii) are cumulative and do not limit each other.)

          The Sellers shall remain solely and exclusively liable for the Retained Liabilities.

          1.03 Purchase Price; Allocation. (a) Purchase Price. The aggregate purchase price for the Assets and for the covenant of Sellers contained in Section 4.07 is an amount equal to the Net Assets plus $100,000,000, subject to adjustment, if any, under Section 1.05 (the "Purchase Price").

          (b) Allocation of Purchase Price. The parties to this Agreement agree to allocate prior to the Closing Date, the Purchase Price paid in respect of the Assets in accordance with the rules under Section 1060 of the Code (as hereinafter defined), and the regulations promulgated thereunder. The parties recognize that the Purchase Price does not include Purchaser's acquisition expenses and that Purchaser shall allocate such expenses appropriately. The allocation of the Purchase Price shall be first to tangible assets at their fair market value (which shall be their book value) and the balance of the Purchase Price shall be allocated to goodwill and any other categories agreed to by the parties. The parties agree to file their federal income tax returns and their other tax returns (including any forms or reports required to be filed pursuant to Section 1060 of the Code, the regulations promulgated thereunder or any provisions of state and local law ("1060 Forms")), reflecting such allocation and take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code). The parties further agree to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

          1.04 Initial Payment; Final Payment. (a) Three days before the Closing Date, the Sellers will deliver to Purchaser a statement (the "Initial Balance Sheet") setting forth their good faith estimate of the Closing Assets, the Closing Liabilities and the Net Assets (as reflected in the accounting books and records of the Sellers and in accordance with Sellers' customary accounting practices, but including all Plan Assets, Account Balances and the Deferred Bonus in accordance with the Financial Consultants Deferred Compensation Plan and the Deferred Bonus, respectively) (such estimate of the Net Assets, the "Estimated Net Assets"). At the Closing, Purchaser will pay to Seller an amount equal to the Estimated Net Assets plus $100,000,000 (subject to adjustment, if any, under Section 1.05), in the manner provided in Section 1.06.

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          (b)    Within 30 days after the Closing Date, Sellers will deliver to
Purchaser a statement (the "Final Balance Sheet") setting forth the Closing Assets, the Closing Liabilities and the Net Assets. The Final Balance Sheet shall set forth the Closing Assets and Closing Liabilities as reflected in the accounting books and records of Sellers and in accordance with Sellers' customary accounting practices, but including all Plan Assets, Account
Balances and the Deferred Bonus in accordance with the Financial Consultants Deferred Compensation Plan and the Deferred Bonus, respectively. Within 15 days after delivery of the Final Balance Sheet, Purchaser will either notify Sellers in writing that the Final Balance Sheet is acceptable or will object to the Final Balance Sheet in a writing setting forth a specific description of Purchaser's objections and specifying Purchaser's calculation of the Net Assets (it being agreed that the failure of Purchaser to deliver a written notice to the Sellers within the 15 days will be acceptance by Purchaser of the Final Balance Sheet). If Purchaser does not object in accordance with this Section 1.04(b) or if any objections are resolved on a mutually agreeable basis, the Final Balance Sheet (as it may be revised to reflect such resolution) will be the "Final Net Assets". If Purchaser objects in accordance with this Section 1.04(b) and the objections are not resolved on a mutually agreeable basis within 30 days after delivery of the notice of objection, the unresolved objections shall be promptly submitted to an Unaffiliated Firm. The Unaffiliated Firm will resolve the objections within 30 days by determining which of Sellers' and the Purchaser's calculation is closer to the Closing Assets and Closing Liabilities (as reflected in the accounting books and records of the Sellers and in accordance with Sellers' customary accounting practices, but including all Plan Assets, Account
Balances and the Deferred Bonus in accordance with the Financial Consultants Deferred Compensation Plan and the Deferred Bonus, respectively) determined by the Unaffiliated Firm and providing a written report setting out that determination to the parties. In this case, the calculation of Sellers' or Purchaser selected by the Unaffiliated Firm will be the Final Net Assets.
The decision of the Unaffiliated Firm will be final and binding upon the parties, and no party will bring any action or proceeding in any forum seeking to invalidate, challenge, modify or prevent the enforcement of the decision. The fees, costs and expenses of the Unaffiliated Firm will be (1) borne by Purchaser, if the Unaffiliated Firm selects Sellers' calculation and
(2) borne by Sellers, if the Unaffiliated Firm selects the Purchaser's calculation.

          (c) Within two Business Days following the determination of the Final Net Assets pursuant to Section 1.04(b), (i) to the extent, if any, the Final Net Assets exceeds the Estimated Net Assets, Purchaser shall remit to Sellers such excess in immediately available United States funds to an account designated by Sellers and (ii) to the extent, if any, the Estimated Net
Assets exceeds the Final Net Assets, Sellers shall remit to Purchaser such excess in immediately available United States funds to an account designated
by Purchaser.  Any cash payment made pursuant to this Section    1.04(c)
shall include an adjustment for, or be accompanied by the payment of, interest at a rate per annum equal to the prime lending rate of First Union National Bank from the Closing Date to and including the date such adjustment or payment is made.

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          1.05   Purchase Price Adjustment.  If as of the Closing, Financial
Consultants that were employed by the Business on March 31, 2000 responsible (based on the schedule of gross production by Financial Consultants attached as Exhibit F) for less than 90% of the gross production of the Business for the twelve months ended March 31, 2000 (the "Trading Commissions") shall be Transferred Employees (for purposes of this Section 1.05, Transferred Employee shall include any Financial Consultant (a) that shall have terminated his or her employment because of death or disability, or (b) shall have accepted an offer of employment, but is not a Transferred Employee because of a delay in any Regulatory Approval), the $100,000,000 portion of the Purchase Price shall be multiplied by a fraction the numerator of which shall be the Trading Commissions of the Financial Consultants that are Transferred Employees and the denominator of which shall be the total Trading Commissions, provided that (i) such adjustment shall not reduce the $100,000,000 portion of the Purchase Price to less than $65,000,000 and (ii) no such adjustment shall be made if the parties shall not be able to effect the Conversion on or before August 15 (other than as a result of Sellers not using commercially reasonable efforts to cooperate with Purchaser in effecting the Conversion).

          1.06 Closing. The Closing will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New
York 10005 or at such other place as Purchaser and Sellers mutually agree, at 10:00 A.M. local time, on (a) the second Business Day after the later of (i) the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections 6.04, 6.05, 7.04 and 7.05 have been obtained, made or given or have expired, as applicable, and (ii) the day on which the Conversion described in Section
1.08 becomes possible or (b) such other date as Purchaser and Sellers mutually agree upon in writing. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to such account as Sellers may reasonably direct by written notice delivered to Purchaser by Sellers at least two (2) Business Days before the Closing Date. Simultaneously, (a) Sellers will assign and transfer to Purchaser good and valid title in and to the Assets (free and clear of all Liens, other than Permitted Liens) by delivery of good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser's counsel, as shall be effective to vest in Purchaser good and valid title to the Assets (the "Assignment Instruments"), and (b) Purchaser will assume from Sellers the due payment, performance and discharge of the Assumed Liabilities by delivery of good and sufficient instruments of assumption, in form and substance reasonably acceptable to Sellers' counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in Section 1.02(a) (the "Assumption Instruments").
At the Closing, there shall also be delivered to Sellers and Purchaser the certificates and other contracts, documents and instruments required to be delivered under Articles VI and VII.

          1.07 Prorations. To the extent the division of the Assets and the Retained Assets or the Assumed Liabilities and the Retained Liabilities require the proration of certain amounts previously paid or to be paid by either the Sellers or Purchaser, except as otherwise agreed by the parties, the net amount of all such prorations will be settled and paid on the Closing Date.

          1.08 Further Assurances; Post-Closing Cooperation. (a) At Purchaser's sole discretion and request from time to time, First Albany Asset Management Corp. ("FAAM") will

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

continue to act as an outsider manager for customers of the financial consultants engaged in the Business and in any other business owned by Purchaser. Purchaser agrees that it will use its commercially reasonable efforts to have FAAM included on its "approved list" of prospective asset managers for registered representatives and financial consultants.

          (b) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at Purchaser's request and without further consideration, Sellers shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Business and the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Sellers to fulfill their obligations under this Agreement.

          (c) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

          (d) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business not referred to in paragraph (c) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by such party in accordance with this paragraph shall be held confidential by such party in accordance with Section 13.06.

          (e)    Unless otherwise agreed by Purchaser and Sellers in writing,
(i) Sellers will report to the applicable Tax authorities, Customers and applicable vendors all reportable payments made or received in connection with the Business (including without limitation amounts reportable on Internal Revenue Service Form 1099) from January 1 of the year of the Closing Date through and including the day before the Closing Date and, in connection with any such payments, shall withhold and pay over to the applicable Tax

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

authorities any amounts required to be so withheld and paid over and (ii) Purchaser will report to the applicable Tax authorities and Customers all reportable payments made or received in connection with the Business (including without limitation amounts reportable on Internal Revenue Service Form 1099) from and including the Closing Date through and including December 31 of the year of the Closing Date and, in connection with any such payments, shall withhold and pay over to the applicable Tax authorities any amounts required to be so withheld and paid over.

          (f) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with paragraph (c) and (d) of this Section shall be subject to applicable rules relating to discovery.

          1.09 Asset Transfers Requiring Consent. (a) The parties recognize that the transfer of certain Assets to the Purchaser as contemplated hereby cannot be effected without obtaining certain consents (each such consent, a "Required Consent"). Sellers and Purchaser shall use commercially reasonable efforts to obtain the Required Consents without any changes to the terms of the Asset and/or Assumed Liability related thereto (other than, with respect to the Real Property Leases, changes that will be included in the calculation of Reimbursed Expenses). To the extent that any Required Consent with respect to any Asset (other than Required Consents relating to the Real Property Leases and Subleases) has not been obtained on or prior to the Closing Date, such Asset (a "Delayed Asset") shall not be transferred as an Asset hereunder, and any related liability that would, but for the absence of such Required Consent, constitute an Assumed Liability (a "Delayed
Liability") shall not be assumed by the Purchaser as an Assumed Liability hereunder, unless and until such Required Consent has been obtained. Notwithstanding the foregoing, if any Required Consent is not obtained, the Sellers shall, at the request of the Purchaser and at the expense of the Sellers, implement any lawful arrangement designed to provide to the Purchaser the benefits under or of the applicable Asset; provided, however, that the Purchaser assumes and agrees to pay and perform all liabilities relating to such Asset that would otherwise constitute Assumed Liabilities.

          (b) At such time and on each occasion after the Closing Date that a Required Consent shall be obtained with respect to any Delayed Asset, such Delayed Asset shall forthwith be transferred and assigned to the Purchaser hereunder, and all related Deferred Liabilities shall be simultaneously assumed by the Purchaser hereunder, whereupon (i) such Delayed Asset shall constitute an Asset for all purposes hereunder and (ii) such Deferred Liabilities shall constitute Assumed Liabilities for all purposes hereunder.

          (c) Purchaser agrees that the Sellers will not have any liability to the Purchaser for failing to deliver any Real Property Lease, Personal property Lease or Business Contract as a result of the failure to receive any Required Consent; provided that this sentence will not relieve the Sellers for liability for any breach of the remainder of this Section 1.09 and this sentence will not limit Section 6.06 or Article VIIIB.

          1.10 Conversion. From the date of this Agreement until the Closing, the Sellers and the Purchaser will take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as

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

practicable to enable the conversion of all customer accounts of the Business (that are Assets) to the systems of First Clearing Corporation effective as of the Closing (the "Conversion").

          1.11 Transfer Annex. Before the Closing Date, the parties agree to negotiate (in good faith) the terms and conditions of the transfer of the Customer Related Assets and cash of Customers pursuant to Section 1.01(a), which will be in accordance with customary industry terms and conditions but subject to the terms and conditions contained in this Agreement regarding the assumption of the Assumed Liabilities and the retention of the Retained Liabilities. Such terms will be set forth in an annex, which will form a part of this Agreement (the "Transfer Annex").

                                ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers hereby represent and warrant to Purchaser jointly and severally as follows:

          2.01 Corporate Existence of Sellers. Each Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York, and has full corporate power and authority to conduct the Business as and to the extent now conducted and to own, use and lease its Assets and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Condition of the Business.

          2.02 Authority. Each Seller has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to sell and transfer (pursuant to this Agreement) its Assets. The execution and delivery by each Seller of this Agreement, and the performance by each Seller of its obligations hereunder, have been duly and validly authorized by the Board of Directors of such Seller, no other corporate action on the part of such Seller or its shareholders being necessary. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

          2.03 No Conflicts. The execution and delivery by each Seller of this Agreement do not, and the performance by each Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time or both):

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws
(or other comparable corporate charter documents) of such Seller;


          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.04 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to or License of such Seller or any of its Assets and Properties (other than such conflicts, violations or breaches (i) which could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Condition of the Business or (ii) as would occur solely as a result of the legal or regulatory status of Purchaser or any of its Affiliates); or

          (c) except as disclosed in Section 2.03 of the Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Condition of the Business, (i) conflict with or result in a violation or breach of, (ii) constitute a default under or permit the acceleration of the performance required by, (iii) require such Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon such Seller or any of its Assets or Properties under, any Contract or License to which such Seller is a party or by which any of its Assets and Properties is bound.

          2.04   Governmental Approvals and Filings.  Except as disclosed in
Section 2.04 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or Securities Regulatory Body on the part of either Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Condition of the Business, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

          2.05 Financial Statements, Undisclosed Liabilities and Absence of Certain Changes. (a) Prior to the execution of this Agreement, Sellers have delivered to Purchaser a true and complete copy of the unaudited pro forma profit and loss reports for the Branch Network and the FDC Business for the fiscal year ended December 31, 1999 (the "Financial Statements"), a copy of such report for the Branch Network is contained in that certain Confidential Memorandum dated February 2000, prepared by Berkshire Capital Corporation with respect to the Branch Network (the "Confidential Memorandum"). Except as disclosed in Section 2.05(a) of the Disclosure Schedule, the Financial Statements were prepared on a pro forma basis from the Books and Records of Sellers and the Financial Statements fairly present in all material respects the results of operations of the Branch Network and the FDC Business for the periods covered thereby in accordance with GAAP (but without footnotes and financial schedules), consistently applied.

          (b) Except as disclosed in Section 2.05(b) of the Disclosure Schedule, since December 31, 1999 there has not been any event, circumstance or condition that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Condition of the Business.


          (c)    Since December 31, 1999, except as disclosed in Section 2.05
(c) of the Disclosure Schedule or any other Section of the Disclosure Schedule, Sellers have not incurred any Liabilities which in the aggregate are material to the Condition of the Business, other than Liabilities incurred in the ordinary course of business.

          (d) Since December 31, 1999, Sellers have conducted the Business in the ordinary course, consistent with past practice, and there has not been any event, circumstance or condition that could, individually or in the aggregate, reasonably be expected to result in a violation of the covenants set forth in Article IV of this Agreement had such events, circumstances or conditions occurred after the date of this Agreement.

          2.06 Legal Proceedings. Except as disclosed in Section 2.06 of the Disclosure Schedule:

          (a) there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against, relating to or affecting either Seller with respect to the Business or any of its Assets and Properties which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Condition of the Business;

          (b) there are no Orders outstanding against either Seller which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Condition of the Business; and

          (c) None of Sellers, any Offered Employee or any of the Sellers' Assets or Properties is a party to, or subject to, any Order of any Securities Regulatory Body and relating to the Business (other than exemptive Orders) and, to the Knowledge of Sellers as of the date hereof, no Securities Regulatory Body has advised Sellers or any Offered Employee that it is contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any such Order.

          2.07   Compliance With Laws and Orders.  Except as disclosed in .
Section 2.07 of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Condition of the Business neither Seller nor, to the Knowledge of Sellers, any Offered Employee:

          (a)    is in violation of or in default under any Law or Order;

          (b) fails to have any License required to permit the conduct of the Business or the ownership of the Assets in the ordinary course consistent with past practice as presently conducted or owned; all such Licenses are in full force and effect and current and, to Sellers' Knowledge, no suspension or cancellation of any of them is threatened or reasonably likely;

          (c) has received any notification or communication from any Securities Regulatory Body (A) asserting that any of them is not in compliance with any of the Laws which such Securities Regulatory Body enforces, or has otherwise engaged in any unlawful business practice, (B) threatening to revoke any License or (C) restricting or disqualifying the activities of

the Sellers with respect to the Business (except for restrictions generally imposed by rule, regulation or administrative policy on broker-dealers generally);

          (d) is not, nor to the Sellers' Knowledge, is any "affiliated person" (as defined in the Investment Company Act of 1940) with it, ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act of 1940 to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act of 1940) to an Investment Company. Neither the
Seller, nor any "associated person" (as defined in the Investment Advisers
Act of 1940) thereof, is ineligible pursuant to Section 203 of the Investment Advisers Act of 1940 to serve as an investment advisor or as an associated person to a registered investment advisor;

          (e) is not required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any Law or Order;

          (f) is not subject to regulation under the Investment Advisers Act of 1940 or the Investment Company Act of 1940 and does not provide investment management, investment advisory, sub-advisory, administration, distribution or certain other services to persons registered or, to the Sellers'
Knowledge, required to be registered under the Investment Company Act of 1940; each of the Employees which are or who are required to be registered, licensed or qualified as a broker-dealer, an investment advisor, a registered representative, an insurance agent or a sales person (or in similar capacity) with the SEC, the securities commission of any st ate or foreign jurisdiction or any Securities Regulatory Body are duly registered, licensed or qualified as such and such registrations are in full force and effect; all federal, state, local and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects;

          (g)    is subject to a "statutory disqualification" as defined in
Section 3(a)(9) of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") or is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer as broker-dealer under Section 15, or municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and, to the Sellers' Knowledge, there is no current investigation, whether formal or informal, or whether preliminary or otherwise, that could reasonably be expected to result in, any such censure, limitations, suspension or revocation; and

          (h) has for the five-year period to the date hereof, been convicted of any crime or is or has been subject to disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4) -4(b) thereunder or for disqualification as an investment adviser for any Investment Company pursuant to Section 9(a) of the Investment Company Act of 1940, and there is no reasonable basis for, or (to the Sellers' Knowledge) proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that could reasonably be expected to result in, any such disqualification, denial, suspension or revocation.


          2.08 Benefit Plans; ERISA. (a) Section 2.08(a) of the Disclosure Schedule contains a true and complete list of each material Benefit Plan.
True and complete copies of each material Benefit Plan, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied or made available to Purchaser

          (b) No Liens have arisen on any of the Assets pursuant to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA.

          (c) Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.
Neither of the Sellers has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (d) All of the participants in the Financial Consultants Deferred Compensation Plan are, or would be if employed on the Closing Date, Offered Employees (as defined in Section 8.01A).

          2.09 Real Property. Section 2.09(a) of the Disclosure Schedule contains a true and correct list of each Real Property Lease and each lease to underlie a Sublease, true and complete copies of which have been provided to the Purchaser prior to the date of this Agreement. Sellers have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to such leases for the full term thereof. Each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Sellers and of each other Person that is a party thereto other than where the failure to be so enforceable would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Condition of the Business, and except as set forth in Section 2.09(b) of the Disclosure Schedule, to the Knowledge of Sellers there is no material default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.

          2.10 Tangible Personal Property. First Albany or FACT, as applicable, is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contracts to use, all the Tangible Personal Property used in and individually or in the aggregate with other such property material to the Condition of the Business. All the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.10 of the Disclosure Schedule, and is in all material respects in good working order and condition, ordinary wear and tear excepted.

          2.11 Contracts. (a) Section 2.11(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts to which either Seller is a party or by which any of the Assets is bound:

          (i) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee;


          (ii) any Business Contract (excluding Real Property Leases and Personal Property Leases) for the purchase of materials, supplies, services, equipment or other assets, in each case relating primarily to the Business, providing for annual or aggregate remaining payments by the Sellers under any such Business Contract of $100,000 or more;

          (iii) other than Customer Contracts entered into in the ordinary course and other than the Contracts described in Section 2.11(a)(vi), any Business Contract for the sale by Sellers of services, in each case relating primarily to the Business, providing for annual or aggregate payments to Sellers of $100,000 or more;

          (iv) any Business Contract of any Seller as borrower relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), in either case relating primarily to the Business, except any such agreement with an aggregate outstanding principal amount not exceeding $100,000 which may be prepaid on not more than ten days' notice without the payment of any penalty;

          (v) any Business Contract entered into primarily in connection with the Business that limits the freedom of any Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset and which would so limit the freedom of Purchaser after the Closing Date; and

          (vi) any Contract between Sellers and the fully disclosed clearing brokers relating to the FDC Business.

          (b) Each Contract required to be disclosed in Section 2.11(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Seller and of each other party thereto; and except as disclosed in
Section 2.11(b) of the Disclosure Schedule neither Seller nor, to the Knowledge of Sellers, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) the effect of which, individually or in the aggregate, could reasonably be expected to have a Materially Adverse Effect on the Condition of the Business.

          (c) Attached to Section 2.11(c) of the Disclosure Schedule is a current form of customer agreement used in connection with the Business. Except for instances of noncompliance which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Condition of the Business:

          (i) Each of the Sellers is in compliance with the terms of each Customer Contract, and each such Customer Contract is in full force and effect with respect to the applicable Customer;

          (ii) Each extension of credit by Sellers to any Customer (i) is in full compliance with Regulation T of the Federal Reserve Board or any substantially similar

     regulation of any Regulatory Authority and (ii) Sellers have first priority perfected security interests in the collateral securing such extension; and

          (iii) As of the Closing, the Sellers will have supplied or made available all identification and basic background information in their possession with respect to Customers, including any information describing the person's source of wealth and line of business or regarding references, referrals or potential "red-flags" or suspicious transactions.

          2.12 Brokers. Except for Berkshire Capital Corporation, whose fees, commissions and expenses are the sole responsibility of Sellers, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment.

          2.13 Assets. Except for instances which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Condition of the Business, the Sellers have good and marketable title to the Assets, free and clear of all Liens other than Permitted Liens, and following the Closing, Purchaser shall have good title to the Assets, free and clear of all Liens other than Permitted Liens.

          2.14 Labor Matters. With respect to the Offered Employees, the Sellers are not parties to or bound by any collective bargaining agreement, contract or other Contract or understanding with a labor union or labor organization, nor are they the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel either of them to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Offered Employees pending or, to the Sellers' Knowledge, threatened, nor are either of them aware of any activity involving the Offered Employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          2.15   Taxes.  (a)  Tax Returns and Payments.  Except as set forth in
Section 2.15 of the Disclosure Schedule or that could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Condition of the Business, (1) all reports and returns with respect to Taxes and Tax related information reporting requirements that are required to be filed by the Sellers with respect to the Business (collectively, the "Sellers Tax Returns"), have been duly filed (or requests for extensions have been timely filed and have not expired and, if such Sellers Tax Returns have not been filed on or prior to the Closing Date, will be duly filed after the Closing Date), (2) such Sellers Tax Returns were (or will be when filed) true, complete and accurate in all material respects, (3) all Taxes shown to be due on Sellers Tax Returns have been paid in full or payment is not yet due, (4) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Sellers Tax Returns, and
(5) the Business in not a party to any tax sharing, allocation or similar agreement or understanding with respect to Taxes, and is not liable for any Taxes under any such agreements or understandings.


          (b) Customer and Other Tax Information. Except for instances which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Condition of the Business, each Seller has complied with all applicable requirements regarding the collection of taxpayer identification and other information from its Customers, creditors, Employees and the like (including, without limitation, requirements with respect to the collection of Internal Revenue Service Forms W-8 and W-9) in relation to the Business.

          2.16 Accounting Controls. The Sellers have devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (1) all transactions are executed in accordance with management's general or specific authorization;
(2) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with the Code, and to maintain proper accountability for items; (3) access to their property and assets is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, except, in the case of each of clauses (1) through (4), where the failure to be so sufficient would not reasonably be likely to have a Material Adverse Effect on the Condition of the Business.

          2.17 No Knowledge. To the Knowledge of the Sellers, there are no reasons why the regulatory approvals referred to in Section 2.04 should not be obtained without the imposition of any Onerous Condition.

          2.18 Customer-Related Assets. The Customer-Related Assets assigned at the Closing shall include all assets or rights owed by the Sellers to Customers, other than those owed to Customers pursuant to Customer Contracts that are Delayed Assets.

          2.19 Trading Commissions. Exhibit F sets forth the Trading Commissions by Financial Consultant and is true and complete in all material respects.


                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Sellers as follows:

          3.01 Corporate Existence. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material adverse effect upon the validity or enforceability of this Agreement.


          3.02 Authority. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

          3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time or both):

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Purchaser;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to or License of Purchaser or any of its Assets and Properties (other than such conflicts, violations or breaches which could not individually or in the aggregate reasonably be expected to have a material adverse effect upon the validity or enforceability of this Agreement); or

          (c) except as disclosed in Schedule 3.03 hereto, or as could not, individually or in the aggregate, reasonably be expected to materially adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder (i) conflict with or result in a violation or breach of, (ii) constitute a default under or permit the acceleration of the performance required by, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets or Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

          3.04   Governmental Approvals and Filings.  Except as disclosed in
Schedule 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

          3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order

restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          3.06 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers for a finder's fee, brokerage commission or similar payment.

          3.07 Financing. Purchaser has sufficient cash to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

                                ARTICLE IV

                            COVENANTS OF SELLERS

          Each Seller jointly and severally covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing and in the case of Sections 4.07 and 4.11 for the period specified therein, such Seller will comply with all covenants and provisions of this Article IV applicable to it, except to the extent Purchaser may otherwise consent in writing.

          4.01 Regulatory and Other Approvals. Sellers will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities, Securities Regulatory Bodies or any other Person required of Sellers to consummate the transactions contemplated hereby, including without limitation those described in Sections 2.03 and 2.04 of the Disclosure Schedule and the Real Estate Leases and Personal Property Leases, (b) provide such other information and communications to such Governmental or Regulatory Authorities, Securities Regulatory Bodies or other Persons as such Governmental or Regulatory Authorities, Securities Regulatory Bodies or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities, Securities Regulatory Bodies or other Persons required of Purchaser to consummate the transactions contemplated hereby. Sellers shall afford Purchaser the right to review in advance, subject to any applicable laws relating to the exchange of information, all written information submitted to any Governmental or Regulatory Authorities, Securities Regulatory Bodies or other Persons in connection with the transactions contemplated by this Agreement. Sellers will provide prompt notification to Purchaser when any consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority, Securities Regulatory Bodies or other Person regarding any of the transactions contemplated by this Agreement.


          4.02 HSR Filings. In addition to and not in limitation of Sellers' covenants contained in Section 4.01, Sellers will (a) take promptly all actions necessary to make the filings required of Sellers or their Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Sellers or their Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) reasonably cooperate with Purchaser in connection with Purchaser's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

          4.03 Access by Purchaser. Each Seller will (a) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (collectively, "Representatives") with full access, upon reasonable prior notice and during normal business hours,
(i) to the Employees and such other officers, employees and agents of First Albany who have any responsibility for the conduct of the Business, to First Albany's accountants and to the Assets and Assumed Liabilities and (ii) in order to install Purchaser's computer network and the InfoMax System and to provide training to Offered Employees, but only to the extent that such access does not unreasonably interfere with the Business and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Business Contracts, Benefit Plans and other Business Books and Records) concerning the Business, the Assets and the Assumed Liabilities as Purchaser or any of such other Persons reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to First Albany or by which any of its Assets and Properties is bound.

          4.04 No Solicitations. Subject to the duties imposed by applicable Law, Sellers will not take, nor will they permit any Affiliate of such Seller (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Sellers or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate any offer or inquiry from any Person concerning the acquisition of the Business other than (i) Purchaser or its Affiliates or (ii) any other Person who has proposed any merger or other business combination or purchase of equity interests or assets to which either Seller or any Affiliate of such Seller is a party and which indirectly involves the Business, provided that the Person making the proposal expressly recognizes and acknowledges the rights of Purchaser hereunder in a written instrument reasonably satisfactory to Purchaser.

          4.05 Conduct of Business. (a) Except as disclosed in Section 4.05 of the Disclosure Schedule, First Albany will operate the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, First Albany will use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Business in all material respects, (ii) keep available (subject to dismissals and retirements in the ordinary course of business) the services of key Employees, (iii) maintain the Assets in good working order and condition, ordinary wear and tear excepted and (iv) maintain

the good will of Customers and other Persons with whom First Albany otherwise has business relationships in connection with the Business.

          (b)    Without limiting Section 4.05(a), the Sellers will not:

          (1) in a single transaction or a series of related transactions, sell (including any sale-leaseback), lease, pledge, transfer or otherwise dispose of (including through a dividend or distribution to any Person other than the other Seller) any Assets that are material to the Business, other than Customer-Related Assets in the ordinary course of Business;

          (2) terminate, amend, modify or waive any material right under any Real Property Lease or material Business Contract or Personal Property Lease or enter into any Real Property Lease or material Business Contract or Personal Property Lease (other than renewals of existing Real Property Leases or material Business Contracts or Personal Property Leases on commercially reasonable terms) other than in the ordinary course of business consistent with past practice;

          (3) grant any increase in the compensation or benefits of any Offered Employee (excluding any increase specifically provided for in the terms of, or legally required by, any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable, or to become payable, to any Offered Employee, except for (A) increases in the usual and ordinary course of business to Offered Employees consistent with past practice in terms of proportion and timing, (B) other changes that are required by applicable Law, (C) grants of awards to newly hired officers and employees consistent with past practice and (D) the payment of onetime special bonuses to Offered Employees in connection with the transactions contemplated hereby with such terms and conditions as Sellers deem appropriate (Sellers will inform Purchaser of any such special bonuses);

          (4) adopt, enter into or amend (except in accordance with Section 8.06A), or become obligated under, any employment, severance, bonus, profit sharing, compensation, equity interest, option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any Offered Employee (including any new employee of the Business) or retiree which was formerly an Offered Employee, except as required to comply with changes in applicable Law or in the ordinary course of business consistent with past practice;

          (5) knowingly take any action that (or knowingly omit to take any action not otherwise prohibited by the terms of this Agreement the omission of which) would, or is or reasonably likely to, (A) result in any of a Seller's representations and warranties set forth in this Agreement or any certificate delivered in connection with the Closing being or becoming untrue in any material respect at any time at or prior to the Closing Date, (B) result in any of the conditions to the consummation of the transactions contemplated

     hereby set forth in Article VI or VII hereof not being satisfied on or prior to August 1, 2000 or (C) breach any provision of this Agreement; and

          (6) authorize, commit or enter into any Contract to take any of the actions referred to in this Section 4.05(b).

          (c) Notwithstanding the foregoing, Sellers may hire new employees who will be Offered Employees on the Closing Date, and enter into employment arrangements with such new employees, including extending loans evidenced by Promissory Notes to be transferred in accordance with Section 1.01(a)(viii); provided that all such hiring, entering and/or extending will be in the ordinary course of business consistent with past practice and subject to the prior approval of Purchaser (not to be unreasonably withheld or delayed).

          4.06 Delivery of Assets. On the Closing Date, each Seller will take all commercially reasonable steps to deliver or make available to Purchaser at the locations at which the Business is conducted any Assets as are in such Seller's possession at other locations, and if at any time after the Closing such Seller discovers in its possession or under its control any other Assets, it will forthwith deliver such other Assets to Purchaser.

          4.07 Noncompetition. (a) Sellers and their subsidiaries will, for a period of two (2) years from the Closing Date, refrain from and cause each Affiliate of either Seller (that is not a subsidiary) currently engaged in financial services to refrain from:

          (i) employing, engaging or seeking to employ or engage any Person who on the Closing Date is, or within the prior six months from the Closing Date had been, an Offered Employee (other than with Purchaser's written consent);

          (ii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Business or any client, customer or supplier of the Business;

          (iii) participating or engaging in (other than through the ownership of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), the Branch Network and the FDC Business (the "Restricted Business"); or

          (iv) without limiting the generality of Section 4.07(a)(iii), soliciting or accepting as a customer with respect to the Restricted Business any Person that is on the Closing Date, or within the prior six months from the Closing Date had been, a Customer.

          (b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity

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

or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

          (c) Notwithstanding the foregoing, nothing in Section 4.07(a)(iii) shall be deemed to prohibit Sellers from (i) leasing, renting, selling or otherwise disposing of any Excluded Assets; (ii) engaging in the business conducted by Sellers' Corporate Services Group substantially consistent with such conduct as of the date of this Agreement, including the provision of retail brokerage services (including on-line trading) that are incidental to its institutional brokerage business; (iii) engaging in the business conducted by FAAM substantially consistent with such conduct as of the date of this Agreement, including the provision of investment advisory and asset management services; (iv) engaging in the investment banking business; (v) engaging in the institutional trading business; or (vi) acquiring an interest in, or entering into a merger or other business combination with any Person, provided that not more than 25% of the consolidated revenues of such Person (for the immediately preceding fiscal year) shall be derived from the Restricted Business; provided further that
(x) in the case of the business to be conducted pursuant to Section
4.07(c)(ii) or (iii), such business is not being conducted by Sellers' Corporate Service Group or FAAM for the purpose of avoiding the provisions of Section 4.07(a)(iii), and (y) in the case of any acquisition, merger or combination pursuant to Section 4.07(c)(vi), such acquisition, merger or combination is bona fide. In addition, upon (A) any acquisition (for cash) of either Seller by any other Person (that is not Affiliated with either Seller), or (B) a merger or acquisition for stock involving either Seller and any other Person (that is not Affiliated with either Seller) under which the shareholders of the Sellers shall not own a majority of the equity interests of the surviving corporation, the provisions of Section
4.07(a)(iii) shall terminate with respect to the Seller acquired or merged.

          4.08 Fulfillment of Conditions. Sellers will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

          4.09 Current Information. The Sellers shall promptly notify the Purchaser, of:

          (1) any notice or other communication from any Person alleging that the consent of such Person (other than any such consent which, if not obtained, would not be materially adverse to Purchaser, and other than any Person whose consent is required as set forth in a Disclosure Schedule) is or may be required as a condition to the consummation of the transactions contemplated by the Agreement; or

          (2) any written notice or other material communication from any Governmental or Regulatory Authorities or Securities Regulatory Body in connection with the transactions contemplated by this Agreement.

          4.10 Annual Bonuses. On the next regular payroll payment date of First Albany after the Closing Date, Sellers shall pay each Transferred Employee who is eligible for a

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

discretionary bonus a pro rata portion of the bonus as of the Closing Date (as determined by Sellers) that such employee would have received if such employee remained an employee of Sellers throughout the 2000 calendar year.

          4.11 Telecommunications Equipment. (a) Sellers shall provide Purchaser's personnel reasonable access to the Transferred Branch Offices' telecommunications equipment for the purpose of making such changes as may be necessary to transfer such equipment from Sellers to Purchaser, provided that such access will be granted only upon reasonable notice by Purchaser to Sellers and that Purchaser's personnel shall be accompanied by an employee of either Seller during the period such access is granted.

          (b) First Albany agrees that it will negotiate in good faith to provide access to the telecommunications equipment in the Subleased Branch Offices.
          (c) First Albany agrees that during the period commencing on the Closing Date and ending on the first anniversary thereof, it will not reuse the numbers in its North American Number Plan and will (as requested by Purchaser) either directly forward or answer and forward all calls to prior numbers of financial consultants.


                                 ARTICLE V

                           COVENANTS OF PURCHASER

          Purchaser covenants and agrees with Sellers that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Sellers may otherwise consent in writing.

          5.01 Regulatory and Other Approvals. Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities, Securities Regulatory Bodies or any other Person required of Purchaser to consummate the transactions contemplated hereby, including without limitation those described in Schedules 3.03 and 3.04 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities, Securities Regulatory Bodies or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Sellers in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities, Securities Regulatory Bodies or other Persons required of Sellers to consummate the transactions contemplated hereby. Purchaser shall afford Sellers the right to review in advance, subject to any applicable laws relating to the exchange of information, all written information submitted to any Governmental or Regulatory Authorities, Securities Regulatory Bodies or other Persons in connection with the transactions contemplated by this Agreement. Purchaser will provide prompt notification to Sellers when any consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as

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

applicable, and will advise Sellers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority, Securities Regulatory Bodies or other Person regarding any of the transactions contemplated by this Agreement.

          5.02 HSR Filings. In addition to and without limiting Purchaser's covenants contained in Section 5.01, Purchaser will (i) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) reasonably cooperate with Sellers in connection with Sellers' filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

          5.03 Fulfillment of Conditions. Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Sellers contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

          5.04 Additional Commitment. (a) Purchaser agrees to undertake, on behalf and for the account of the Sellers the defense of customer arbitrations arising in connection with the operation of the Business that are Retained Liabilities of the Sellers, subject to the following limitations (the "Defended Arbitrations"): no more than 12 such arbitrations for each calendar year 2001, calendar year 2002 and calendar year 2003.

          (b) Sellers shall provide Purchaser with prompt notice of any customer complaint or other suit that Sellers elect to be defended by the Purchaser as a Defended Arbitration. The Purchaser undertakes to vigorously and diligently prosecute the Defended Arbitrations to a final conclusion or a settlement that will be at the discretion of Sellers. Sellers will be obliged, and hereby agree, to reimburse the Purchaser for its reasonable out-of-pocket expenses incurred in relation to the Defended Arbitration (but specifically excluding such fees and expenses payable to any outside counsel). Sellers will remain liable for any judgment, damages, award, settlement or any other monetary or non-monetary obligation arising out of a Defended Arbitration.

          (c) In no event shall the Purchaser be obliged to defend any customer arbitration under this Section 5.04 where the amount claimed is in excess of $200,000.


                                ARTICLE VI

                   CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligations of Purchaser hereunder to purchase the Assets and to assume and pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

          6.01 Representations and Warranties. The representations and warranties made by Sellers in this Agreement shall be true and correct, in all material respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties expressly made as of a specified date earlier than the Closing Date, on and as of such earlier date.

          6.02 Performance. Each Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations (including those contained in Article VIIIB) required by this Agreement to be so performed or complied with by Sellers at or before the Closing, it being agreed that, with respect to Article VIIIB, Sellers shall be deemed to have satisfied the condition set forth in this Section 6.02 if Sellers shall have assigned to Purchaser (either directly or by sublease) leasehold interests in Transferred Branch Offices (or Substantially Equivalent Spaces) and entered into Subleases with Purchaser for Subleased Branch Offices (or Substantially Equivalent Spaces), which in the aggregate provided 90% or more of the Trading Commissions.

          6.03 Officers' Certificates. Each Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of such Seller, substantially in the form and to the effect of Exhibit B hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of such Seller, substantially in the form and to the effect of Exhibit C hereto.

          6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          6.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority, or Securities Regulatory Body necessary to permit Purchaser and Sellers to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority, or Securities Regulatory Body necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred; provided, that no such consents, approvals and actions shall be deemed received or obtained hereunder if they shall be subject to an Onerous Condition.


          6.06 Third Party Consents. All consents or approvals of all Persons (other than consents or approvals (I) of Governmental or Regulatory Authorities and Securities Regulatory Bodies or (ii) related to the clearing Contracts, Personal Property Leases, Real Property Leases or any investment advisory Contracts) required for or in connection with the execution, delivery and performance of this Agreement (including the consummation of the purchase and sale of the Assets) shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of the Business.

          6.07 Deliveries. Sellers shall have delivered to Purchaser the Assignment Instruments in a form reasonably acceptable to Purchaser.

                                 ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations of Sellers hereunder to sell and transfer the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

          7.01 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date.

          7.02 Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

          7.03 Officers' Certificates. Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of Purchaser, substantially in the form and to the effect of Exhibit D hereto, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit E hereto.

          7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority, or Securities Regulatory Body necessary to permit Sellers and Purchaser to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority, or Securities Regulatory Body necessary for the consummation of the transactions contemplated by this Agreement and the Transition Services Agreement, including under the HSR Act, shall have

occurred; provided, that no such consents, approvals and actions shall be deemed received or obtained hereunder if they shall be subject to an Onerous Condition.

          7.06 Deliveries. Purchaser shall have delivered to Sellers the Assumption Instruments in a form reasonably acceptable to Seller.

                                ARTICLE VIIIA

                         EMPLOYEE BENEFITS MATTERS

          8.01A Offer of Employment; Employment Agreements. The parties hereto intend that there shall be continuity of employment with respect to all of the Employees who are financial consultants (the "Financial Consultants") and all other Employees who are employed at the Branch Offices (the "Branch Employees", together with the Financial Consultants, being hereinafter referred to as the "Offered Employees"); Section 8.01 of the Disclosure Schedule lists the Offered Employees as of May 5, 2000 (the "List Date"). Purchaser shall offer employment, commencing on the Closing Date, to all Offered Employees, including those Offered Employees hired on or after the List Date and those on vacation, leave of absence or disability, on substantially equivalent terms (including the same salary, job responsibility and location) as those provided to such employees by Sellers immediately prior to the Closing. Those Offered Employees who accept Purchaser's offer of employment and commence working with Purchaser on the Closing Date shall hereinafter be referred to as "Transferred Employees."

          8.02A  Welfare Plans -- Claims Incurred; Pre-Existing Conditions.
(a) Sellers shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents prior to the Closing, subject to the terms of Sellers' plans. Expenses and benefits with respect to such claims incurred by Transferred Employees or their covered dependents on or after the Closing shall be the responsibility of Purchaser, subject to the terms of Purchaser's plans. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs, and, in the case of long-term disability benefits, when the disability occurs. Notwithstanding any provision herein, Transferred Employees coverage under Sellers' plans shall terminate at the time of the Closing.

          (b) With respect to any welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) maintained by Purchaser for the benefit of Transferred Employees or their covered dependents in the year in which the Closing Date occurs, Purchaser shall give effect, in determining any deductible and maximum outof-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by Sellers for their benefit immediately prior to the Closing Date. In addition, no Transferred Employee who elects coverage under a medical insurance plan maintained by the Purchaser shall be excluded from coverage under such plan (for such Transferred Employee or their covered dependents) on the basis of a pre-existing condition that was not also excluded under the Seller's medical insurance plans.

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

          8.03A Vacation. With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such employee immediately prior to the Closing Date (the "Vacation Policy"), Purchaser shall allow such employee to use such accrued vacation; provided, however, that if Purchaser deems it necessary to disallow such employee from taking such accrued vacation, Purchaser shall be liable for and pay in cash to each such employee an amount equal to such vacation time in accordance with terms of the Vacation Policy.

          8.04A Service Credit. Purchaser shall provide each Transferred Employee with credit for all service with Sellers for the purpose of determining eligibility to participate in Purchaser's employee benefit plans, programs, or arrangements and the vesting of benefits under such plans (but not for the accrual of benefits under such plans) in which such employee is eligible to participate; provided, however, that in no event shall any Transferred Employee be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

          8.05A (a) Retention Pool. At the Closing Date, Purchaser will establish a retention pool (the "Retention Pool"), equal to approximately $14 million, to be used to retain key Transferred Employees. The individuals eligible for inclusion in the Retention Pool and the respective allocations will be determined by Purchaser, in consultation with Sellers, prior to the Closing Date. The payments in the Retention Pool shall vest, and shall be made to the participants in the Retention Pool then eligible to receive such payments, in the installments and pursuant to the terms and conditions set forth in employment offer letters to the applicable Transferred Employees.
If a Transferred Employee who has been selected to participate in the Retention Pool shall forfeit the right to receive payments thereunder, the Retention
Pool portion allocated to that individual shall be cancelled and shall not be re-allocated. Material provisions of the Retention Pool are more fully described in Schedule 8.05A to be provided to Sellers by Purchaser.

          (b) Purchaser shall use its commercially reasonable best efforts (consistent with the second sentence of Section 8.01A and with Section 8.05A(a)) to ensure that all of the Financial Consultants accept Purchaser's offer of employment, and commence employment with the Purchaser on the Closing Date. Sellers will cooperate with Purchaser in such efforts.

          8.06A Amendment of Deferred Compensation Plan. To effect the changes set forth on Section 8.06 of Seller's Disclosure Schedule, Sellers shall cause the First Albany Companies, Inc. Financial Consultants Deferred Compensation Plan to be amended to the reasonable satisfaction of the Purchaser. At Purchaser's request Sellers shall reasonably cooperate with Purchaser to communicate such amendments to the Transferred Employees. Sellers and Purchaser intend that Deferred Bonuses be handled as described in Section 8.06 of the Disclosure Schedule.

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
                                ARTICLE VIIIB

                                REAL PROPERTY

          8.01B Assignment of Transferred Branch Offices. (a) On the Closing Date, Sellers shall assign (either directly or by sublease) its leasehold interests in the Transferred Branch Offices to Purchaser; provided, if consent from any party that is necessary to effect the assignment for any space has not been obtained after using commercially reasonable efforts, Sellers shall have the right to substitute Substantially Equivalent Space for any such space. Purchaser agrees (i) to accept such Substantially Equivalent Space, so long as the Real Property Lease related to such space contains commercially reasonable terms and (ii) to cooperate reasonably as necessary to obtain such Substantially Equivalent Space.

          (b) Indemnification. Purchaser shall indemnify and hold Sellers harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements (including reasonable legal fees and expenses) which may be imposed on, incurred by or asserted against Sellers of any kind and nature whatsoever that arise from or relate to the Transferred Branch Offices to the extent not related to any Pre-Closing Matter.

          (c) Notices. For any Real Property Lease for which any landlord refuses to release Sellers in writing from all liability thereunder, Purchaser agrees to notify Sellers of any default of which it becomes aware under such Real Property Lease. In addition, Purchaser shall forward to Sellers any notice it receives relating to any such Transferred Branch Office. Such notice to Sellers shall be given as required in Section 13.01.

          8.02B Subleases. On the Closing Date, Sellers and Purchaser shall enter into subleases for the Subleased Branch Offices. Such subleases shall be on substantially the same terms as are contained in the overlease for each space, except that the Subleases with respect to the offices located in Boston, Massachusetts and Albany, New York shall be for a term of up to twelve months; provided, if consent from any party to the sublease that is necessary in order to enter into such sublease has not been obtained after using commercially reasonable efforts, Sellers shall have the right to substitute Substantially Equivalent Space for any such space. Purchaser agrees (i) to accept such Substantially Equivalent Space, so long as the Sublease related to such space contains commercially reasonable terms and
(ii) to cooperate reasonably as necessary to obtain such Substantially Equivalent Space. Prior to the Closing Date, Sellers shall have made such modifications to the space that Sellers deem necessary to prepare such space for occupancy by Purchaser on the Closing Date.

          8.03B Reimbursement for Reimbursed Expenses. Sellers agree jointly and severally to reimburse Purchaser for those Reimbursed Expenses that exceed $100,000 in the aggregate in each Reimbursement Year. Subsequent to the end of each Reimbursement Year, Purchaser shall deliver to Sellers, in a form reasonably acceptable to Sellers, documentation substantiating any claim for Reimbursed Expenses for such Reimbursement Year. To the extent that Sellers dispute the amount of the Reimbursed Expenses, such dispute shall be resolved pursuant to the arbitration procedures contained in Section 1.04(b).

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
                                 ARTICLE IX

                     SURVIVAL; NO OTHER REPRESENTATIONS

          9.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Sellers and Purchaser contained in this Agreement will survive the Closing
(a) indefinitely with respect to the representations and warranties contained in Sections 2.02, 2.12, 2.13, 3.02 and 3.06 and the covenants and agreements contained in Sections 1.06, 13.03 and 13.04, until expiration of the applicable statute of limitations with respect to the representations and warranties contained in Section 2.17 or (b) until the first anniversary of the Closing Date in the case of each other representation and warranty, covenant and agreement (other than the agreement of Sellers contained in Section 4.07, which shall survive for one year after the termination of the period specified therein), except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article X on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article X. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein, including Article VIIIB.

          9.02 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Sellers are making no representation or warranty whatsoever, express or implied, including but not limited to any implied representation or warranty as to condition, merchantability or suitability as to any of the Assets or other properties of the Business, except those representations and warranties contained in Article II and in any certificate delivered pursuant to Section 6.03. It is understood that, except to the extent otherwise expressly provided herein, Purchaser takes the Assets "as is" and "where is". In particular, Sellers make no representation or warranty to Purchaser with respect to (i) the information set forth in the Confidential Memorandum or
(ii) any financial projection or forecast relating to the Condition of the Business.

                                  ARTICLE X

                               INDEMNIFICATION


          10.01 Indemnification. (a) Subject to paragraph (c) of this Section and the other Sections of this Article X, Sellers shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by or asserted against any of them or to which any of them becomes subject, whether or not such Losses arise in connection with a claim by a third party resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Sellers contained in this Agreement (determined, in the case of representations or warranties, without giving effect to any


"materiality" or "Material Adverse Effect on the Condition of the Business" qualification set forth therein) or (ii) a Retained Liability including, for this purpose, any amount of Transfer Taxes for which Sellers are responsible under Section 13.04.

          (b) Subject to paragraph (c) of this Section and the other Sections of this Article X, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses, net of any Tax benefit, suffered, incurred or sustained by or asserted against any of them or to which any of them becomes subject whether or not such Losses arise in connection with a claim by a third party, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement or (ii) an Assumed Liability including, for this purpose, any amount of Transfer Tax for which Purchaser is responsible under Section 13.04.

          (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under paragraph (a) or (b) of this
Section 10.01:

          (i) in the case of a claim by a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be, unless, until and then only to the extent that the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, have suffered, incurred, sustained or become subject to Losses referred to in such paragraphs in excess of $2,000,000 in the aggregate, in which case such Purchaser Indemnified Party or Seller Indemnified Party shall be indemnified in full in respect of such Losses arising under paragraph (a) or (b) of Section 10.01;

          (ii) with respect to any claim for indemnification thereunder, unless the Indemnified Party has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (A) as soon as practical following the time at which the Indemnified Party discovered such claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and (B) in any event prior to the applicable Cut-off Date; provided that, no failure to include any specific information relating to the claim or any reference to any provision of this Agreement shall effect the obligation of the Indemnifying Party; or

          (iii) with respect to any Loss, to the extent that the Indemnified Party had a reasonable opportunity, but failed, in good faith to mitigate the Loss, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity;

provided that the limitations contained in clauses (i) and (ii) shall not apply to Losses to the Purchaser or the Seller, respectively, arising out of or relating to a Retained Liability (including, for this purpose, Transfer Taxes) or Assumed Liability (including, for this purpose, Transfer Taxes), respectively.

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
          10.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 10.01 will be asserted and resolved as follows:

          (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Sellers, Purchaser or any Affiliate of Sellers or Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 10.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

          (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.02(a), then, provided that the Indemnifying Party confirms in writing that it will indemnify the Indemnified Party against the full amount of all claims for indemnification resulting from or relating to such claim the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying
     Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, provided that any settlement thereof shall be with the consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, further, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this Section 10.02(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates) provided that any counterclaim shall be with the consent of the Indemnified Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Party may at any time elect to participate in the proceedings, negotiations, defense or prosecution of a Third Party Claim at its own expense or take over the control of the defense or settlement of a Third Party Claim at anytime if it irrevocably waives its right to indemnity under Section 10.01 with respect to such Third Party Claim.

          (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 10.02(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails

     to give any notice whatsoever within the Dispute Period or if the Indemnified Party determines in good faith that there is a reasonable possibility that a proceeding may affect it other than as a result of monetary damages for which it would be entitled to indemnification hereunder, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party
     Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnifying Party may elect to participate in such proceedings, negotiations or defense at any time at its own expense. The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, reasonably cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 10.02(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.02(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.

          (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

          (b)    In the event any Indemnified Party should have a claim under
Section 10.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the

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

Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

          (c) In the event of any Loss resulting from a misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement as to which an Indemnified Party would be entitled to claim indemnity under Section 10.01 but for the provisions of Section 10.01(c)(ii), such Indemnified Party may nevertheless deliver a written notice to the Indemnifying Party containing the information that would be required in a Claim Notice or an Indemnity Notice, as applicable, with respect to such Loss. In the case of a Claim Notice, the provisions of Section 10.02(a)(i) will be applicable. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described therein or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Loss specified in the notice will be conclusively deemed to have been incurred by the Indemnified Party for purposes of making the determination set forth in
Section 10.01(c)(ii). If the Indemnifying Party has timely disputed the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

          (d)    In the event of any claim for indemnity under Section 10.01
(a), Purchaser agrees to give Sellers and their Representatives reasonable access to the Business Books and Records and Transferred Employees in connection with the matters for which indemnification is sought to the extent Sellers reasonably deem necessary in connection with its rights and obligations under this Article X.

          10.03 Exclusivity. After the Closing, absent fraud and to the extent permitted by Law, the indemnities set forth in this Article X shall be the exclusive remedies of Purchaser and Sellers and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement that is to be performed at or prior to the Closing Date, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive provided that the provisions of this Section
10.03 shall not prevent the Purchaser or Sellers from seeking the remedies of specific performance or injunctive relief in connection with a breach of a covenant or agreement of any party contained herein.

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
                                 ARTICLE XI

                                 TERMINATION


          11.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

          (a) at any time before the Closing, by mutual written agreement of Sellers and Purchaser;

          (b) at any time before the Closing, by Sellers or Purchaser, in the event that any Order or Law becomes effective restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non terminating party by the terminating party;

          (c) at any time after November 8, 2000 by Sellers or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; or

          (d) by Sellers or Purchaser, in the event of (A) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or (B) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be, or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (provided that a party may only terminate this Agreement pursuant to Section 11.01(d)
(A) or (B) only with respect to a breach or breaches that would permit such party not to consummate the transactions contemplated herein under the standards set forth in Section 6.01 or Section 7.01 as the case may be).

          11.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions in Sections 13.03, 13.05 and Section 13.06 will continue to apply following any such termination and except that termination will not relieve any breaching party of any breach of this Agreement before termination, and Sellers and Purchaser may seek such remedies, including damages and fees of attorneys against the other with respect to any such breach as are provided in this Agreement or as otherwise available at law or in equity.


                                 ARTICLE XII

                                 DEFINITIONS

          12.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

          "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

          "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

          "Agreement" means this Asset Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.03 and 7.03, as the same shall be amended from time to time.

          "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

          "Benefit Plan" means any Plan established by either Seller, existing at the Closing Date, to which such Seller contributes or has contributed on behalf of, or under which such Seller has any liability to, any Employee, or under which any Employee, of such Seller or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

          "Books and Records" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and Assets and Properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

          "Branch Offices" means the Transferred Branch Offices and the Subleased Branch Offices.

          "Business Combination" means with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other

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

disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person.

          "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

            "Claim Notice" means written notification pursuant to Section 10.02(a) of a Third Party Claim as to which indemnity under Section 10.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under
Section 10.01, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

          "Closing" means the closing of the purchase and sale of the Assets and the assumption of the Assumed Liabilities.

          "Closing Assets" means only margin and other Customer debit balances, promissory notes from Financial Consultants, Telecommunications Equipment, Tangible Personal Property, Software, Leasehold improvements, prepaid expenses, Tenant Security Deposits, the Plan Assets and other Assets used in the ordinary course of Business as of the Closing Date and transferred to Purchaser under Section 1.01(a) or under the Transfer Annex (including amounts due from broker-dealers).

          "Closing Date" means the date and the time the Closing becomes effective.

          "Closing Liabilities" means only the free credit and other Customer balances, Account Balances, Deferred Bonus and other liabilities incurred in the ordinary course of Business as of the Closing Date and assumed by Purchaser under Section 1.02(a) or under the Transfer Annex (including amounts due to broker-dealers).

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Contract" means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

          "Customer" shall mean, collectively as of any date, the customers of the Business.

          "Customer Contracts" means any Contract pursuant to which services are provided to Customers in connection with the Business.

          "Customer-Related Assets" shall mean any assets or rights (including any funds or securities and any commodity positions) of Customers that are held by Sellers under the possession and control provisions of
Section 15(c)3-3 of the Securities Exchange Act of 1934, as amended, pursuant to any Customer Contract, including for distribution or payment or as collateral (it being understood that "Customer-Related Assets" shall not include any assets or

rights that are held by Sellers pursuant to any Customer Contract that is not assigned to the Purchaser as part of the transactions contemplated by this Agreement).

          "Cut-off Date" means, with respect to any representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in clause (b) or (c) of Section 9.01, as applicable.

          "Disclosure Schedule" means the record delivered to Purchaser by Sellers herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Sellers pursuant to this Agreement.

          "Dispute Period" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

          "Employee" means each employee, officer or consultant of Sellers engaged primarily in the conduct of the Business.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Estimated Net Assets" means the amount by which estimated Closing Assets exceeds estimated Closing Liabilities.

          "GAAP" means generally accepted accounting principles in the United States, consistently applied throughout the relevant period.

          "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

          "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

          "Indemnified Party" means any Person claiming indemnification under any provision of Article X, including without limitation a Person asserting a claim pursuant to Section 10.02(c).

          "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article X, including without limitation a Person against whom a claim is asserted pursuant to Section 10.02(c).

          "Indemnity Notice" means written notification pursuant to
Section 10.02(b) of a claim for indemnity under Article X by an Indemnified Party, specifying the nature of and basis

for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

          "IRS" means the United States Internal Revenue Service.

          "Knowledge of Sellers" means the actual knowledge of the officers and employees of either Seller listed in Section 12.01 of the Disclosure Schedule.

          "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having similar effect of the United States or any state, county, city or other political subdivision, of any Governmental or Regulatory Authority or of any Securities Regulatory Body.

          "Liabilities" means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

          "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority or of any Securities Regulatory Body.

          "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

          "Loss" means any and all liabilities, damages, fines, penalties, deficiencies, losses, claims, charges, actions, suits, proceedings, investigations, Taxes and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

          "Material Adverse Effect on the Condition of the Business" means a material adverse effect on the business, financial condition, results of operations or Assets and Properties of the Business taken as a whole, other than those occurring as a result of (i) general economic or financial conditions or other developments which are not unique to the Business but also affect (to a degree not substantially dissimilar) other Persons who participate or are engaged in lines of business similar to the Business,
(ii) departures of Financial Consultants of the Business and (iii) the announcement of this Agreement or the transactions contemplated hereunder.

          By way of example, clause (i) is intended to exclude from the definition of "Material Adverse Effect on the Condition of the Business" a change in the NASDAQ composite index that results in a 55% reduction in the revenues of the Business but a 50% reduction in the revenues of other Persons who participate or are engaged in lines of business similar to the Business but is not intended to exclude a change that results in a 80% reduction in the revenues of the Business but a 50% reduction in the revenues of such other Persons.


          "Net Assets" means the difference between Closing Assets and Closing Liabilities (it is understood that Net Assets may be negative).

          "Onerous Condition" means any condition, restriction or requirement imposed upon any party that could, in the reasonable judgment of such party,
(i) materially and adversely effect the benefit to be derived from this Agreement by such party such that had such condition, restriction or requirement been known as of the date hereof, such party would not have entered into this Agreement or (ii) have a Material Adverse Effect on the Condition of the Business following the Closing.

          "Order" means any writ, judgment, decree, injunction or similar order of, or memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, any Governmental or Regulatory Authority or of any Securities Regulatory Body (in each such case whether preliminary or final).

          "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP,
(ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien, which individually or in the aggregate could not reasonably be expected to Materially Adversely Affect the Condition of the Business.

          "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority or Self-Regulatory Body.

          "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, restricted stock, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any employment or severance contract.

          "Pre-Closing Matter" means any event, circumstance or condition existing immediately prior to the Closing Date.

          "Purchaser Indemnified Parties" means Purchaser and its officers, directors, employees, agents and Affiliates.

          "Reimbursed Expenses" means the aggregate of those expenses that Purchaser actually incurs and pays in each Reimbursement Year under all Real Property Leases and Subleases that exceed those expenses that Sellers would have incurred in the aggregate, on a pro rata basis where applicable, if it had not assigned or sublet such space; provided, for expenses incurred in connection with Real Property Leases or Subleases for Substantially Equivalent


Spaces, the excess shall be calculated against the expenses that would have been incurred by Sellers under the leases for the spaces that the Substantially Equivalent Spaces replace. Such Reimbursed Expenses include only those expenses that become due during the current term of each Real Property Lease or Sublease and not during any renewal term contained therein. Such Reimbursed Expenses shall not include any expenses incurred as a result of Purchaser's extension or any other modification of any such Real Property Lease or Sublease or that result from any default by Purchaser under any Real Property Lease or Sublease.

          "Reimbursement Year" means each twelve (12) month period commencing on the Closing Date or the anniversary of the Closing Date, until such time that the current term of every Real Property Lease and Sublease has expired and/or terminated.

          "Resolution Period" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

          "SEC"  means the Securities and Exchange Commission.

          "Securities Regulatory Body" means any Governmental or Regulatory Authority and any commission, board, agency or body that is not a Government or Regulatory Authority, in each case that is charged with the supervision or regulation of broker-dealers, securities underwriting, trading or investment, stock exchanges, commodities exchanges, investment companies, investment advisers or insurance agents and brokers (including, without limitation, the SEC, the Board of Governors of the Federal Reserve System, the National Association of Securities Dealers and the Federal Trade Commission) or the supervision or regulation of either of the Sellers.

          "Seller Indemnified Parties" means each Seller and its officers, directors, employees, agents and Affiliates.

          "Subleased Branch Offices" means the branch offices of the Business located in Boston, Massachusetts (but only with respect to the portion of the offices occupied by Sellers' Private Client Group), Albany, New York (but only with respect to floor P2 of the 30 Pearl Street premises), and New York, New York (but only with respect to the offices occupied by Sellers' Private Client Group on the 41st floor) or Substantially Equivalent Space.

          "Substantially Equivalent Space" means, for any Branch Office, space of equivalent location and utility to that space covered by any Real Property Lease or Sublease that cannot be transferred to Purchaser because consent from a necessary party cannot be obtained using commercially reasonable efforts.

          "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


          "Taxes" means any taxes, assessments, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local and foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, ad valorem, occupation, property, excise, gross receipts, stamp, license, payroll, withholding, alternative or minimum tax and other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatsoever, and all estimated taxes, additions to tax, penalties, interest and additional amounts attributable thereto.

          "Transfer Taxes" means any Taxes imposed on (i) the sale, transfer, conveyance, assignment or delivery of the Assets to the Purchaser,
(ii) the assumption or agreement to pay, perform or discharge the Assumed Liabilities by Purchaser, or (iii) any instrument recording or reflecting such actions, including any real property transfer taxes or sales and use taxes.

          "Transferred Branch Offices" means the branch offices of the Business located in Fairfield and Hartford, Connecticut; Chicago, Illinois; Pittsfield and Wellesley, Massachusetts; Manchester and Nashua, New Hampshire; Morristown, New Jersey; Albany (but only with respect to the offices located at 80 State Street), Binghamton, Buffalo, Elmira, Garden City, Johnstown, Norwich, Oneonta and Syracuse, New York; and Burlington, Vermont or Substantially Equivalent Space.

          "Unaffiliated Firm" means a nationally recognized firm of independent public accountants that is mutually satisfactory to the Sellers and Purchaser. If the Sellers and Purchaser are unable to agree, then the firm of Deloitte and Touche LLP or any successor thereto shall act as the Unaffiliated Firm.

          (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) the phrase "ordinary course of business" refers to the business of Sellers in connection with the Business; (vi) the words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation" and (vii) the term "individually or in the aggregate" as used in Article II and Article III includes all events, occurrences and circumstances described in any Section or paragraph of such Article and is not linked to any specific section or paragraph. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).


                              ARTICLE XIII

                              MISCELLANEOUS

          13.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:


          If to Purchaser, to:

          First Union Corporation
          201 South College Street
          Charlotte, NC  28288
          Facsimile No.:  (704) 374-2250
          Attn:  Thomas J. Wurtz, Senior Vice President and Treasurer

          with a copy to:

          First Union Corporation
          301 South College Street Charlotte, NC  28288-0630
          Facsimile No.:  (704) 715-4496
          Attn:  Ross E. Jeffries, Jr., Senior Vice President and
                 Assistant General Counsel

          If to either Seller, to:

          First Albany Companies Inc.
          30 South Pearl Street
          P.O. Box 52
          Albany, NY  12207-1599
          Facsimile No.:  (518) 447-8068
          Attn:  George McNamee

          with a copy to:

          First Albany Companies Inc.
          30 South Pearl Street
          P.O. Box 52
          Albany, NY  12207-1599
          Facsimile No.:  (518) 447-8068
          Attn:  Steve Wink
                 General Counsel


All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and
(iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

          13.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

          13.03 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 11.02), whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby; provided that all expenses related to the transfer of the Assets to Purchaser hereunder shall be borne by Purchaser and that Sellers shall not impose any charges, fees or similar expenses on Customers or Purchaser for the transfer of Customer accounts to Purchaser.

          13.04 Sales and Transfer Taxes. Purchaser and the Sellers shall each be liable and responsible for fifty percent of all Transfer Taxes. Sellers and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of any tax laws with respect to Transfer Taxes.

          13.05 Public Announcements. Except as required by Law, at all times at or before the Closing, Sellers and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers or other Persons to whom Sellers provide services in connection with the Business or with whom Sellers otherwise have significant business relationships in connection with the Business with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. Sellers and Purchaser will also obtain the other party's prior approval, which approval shall not be unreasonably withheld, of any press release announcing the transactions contemplated by this Agreement.

          13.06 Confidentiality. Each party hereto will hold, and will use its reasonable best efforts to cause its Affiliates and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other

party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Business, the Assets or the Assumed Liabilities furnished by Sellers hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

          13.07 Waiver; Amendment. (a) Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

          (b) This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

          13.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article X.

          13.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except(a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder.
Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.


        13.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          13.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          13.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.


          13.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

                              FIRST UNION SECURITIES, INC.


                              By:
                                 ----------------------
                               Name:
                               Title:


                              FIRST ALBANY COMPANIES INC.


                              By:
                                 ------------------------
                               Name:
                               Title:


                              FIRST ALBANY CORPORATION


                              By:
                                 ------------------------
                               Name:
                               Title: